Exhibit 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:

Wendy Kelley

investorrelations@wd40.com

+1-619-275-9304

WD-40 Company Increases Quarterly Dividend and Schedules First Quarter 2023 Earnings Conference Call

SAN DIEGO – December 13, 2022 ― WD-40 Company (NASDAQ:WDFC)  today announced that its board of directors declared on Tuesday,  December 13, 2022 a quarterly dividend of $0.83 per share reflecting an increase of more than 6 percent compared to the previous quarter’s dividend. The quarterly dividend is payable January 31, 2023 to stockholders of record at the close of business on January 13, 2023.

The Company also announced that it has scheduled its first quarter 2023 earnings conference call for Monday, January 9, 2023 at 2:00 p.m. PST.  On this call, management will discuss financial results, business developments and other matters affecting the Company. Other forward-looking or material information may also be discussed.

A live webcast of the earnings conference call will be available on the Company’s investor relations website at http://investor.wd40company.com.  The webcast will be archived and available on the website for a one-year period following the conference call.

The Company’s quarterly earnings press release will cross the wire after market close on January 9, 2023.  Please visit the Company’s investor relations website to view the press release and other supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $518.8 million in fiscal year 2022 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

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